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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Kratos Defense & Security Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 20, 2012

Dear Stockholder:

        You are cordially invited to attend the 2012 Annual Meeting of Kratos Defense & Security Solutions, Inc. ("Kratos"), which will be held at the offices of Paul Hastings LLP, located at 4747 Executive Drive, 12th Floor, San Diego, California 92121, on Wednesday, May 23, 2012, at 9:00 a.m. local time. We hope you will be able to attend the meeting in person.

        At our annual meeting, our stockholders will be asked to elect the seven directors named herein to our Board of Directors; to ratify the Board's selection of Grant Thornton LLP as our independent registered public accounting firm; to approve an amendment to our Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the plan by 900,000 shares; to cast an advisory vote to approve the compensation of our named executive officers; and to transact such other business as may properly come before the meeting or any adjournment thereof. Following the formal annual meeting, we will also present a report on our operations and activities, and management will be pleased to answer your questions about us and our business.

        Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Kratos common stock you own, it is important that your shares be represented at the annual meeting. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the matters on which our stockholders will be asked to vote at the annual meeting, and we urge you to read these materials carefully. You can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided or by utilizing the telephone or Internet voting systems.

Sincerely,

Eric DeMarco President and Chief Executive Officer

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
4820 EASTGATE MALL, SUITE 200
SAN DIEGO, CA 92121
(858) 812-7300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 23, 2012

To the Stockholders of Kratos Defense & Security Solutions, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kratos Defense & Security Solutions, Inc. (the "Company") will be held on Wednesday, May 23, 2012, at 9:00 a.m. local time at the offices of Paul Hastings LLP, located at 4747 Executive Drive, 12th Floor, San Diego, California 92121 for the following purposes:

  1.
  To elect the following seven nominees as directors to serve until the next annual meeting, or until their successors are duly elected and qualified: Scott Anderson, Bandel Carano, Eric DeMarco, William Hoglund, Scot Jarvis, Jane Judd, and Samuel Liberatore.

  2.
  To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2012.

  3.
  To approve an amendment to the Company's 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the plan by 900,000 shares.

  4.
  An advisory (non-binding) vote to approve the compensation of our named executive officers, as presented in the proxy statement accompanying this Notice.

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

        The Company's Board of Directors has fixed the close of business on April 13, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. You must present your proxy, voter instruction card or meeting notice for admission.

By Order of the Board of Directors,
Eric DeMarco President and Chief Executive Officer

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE PHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
4820 EASTGATE MALL, SUITE 200
SAN DIEGO, CA 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012

General

        The enclosed proxy is solicited on behalf of our Board of Directors (the "Board") for use at the 2012 Annual Meeting of Stockholders (the "Annual Meeting") of Kratos Defense & Security Solutions, Inc., to be held on May 23, 2012 at 9:00 a.m. local time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held the offices of Paul Hastings LLP, located at 4747 Executive Drive, 12th Floor, San Diego, California 92121.

        We intend to mail this proxy statement and accompanying proxy card to all stockholders of record entitled to vote at the Annual Meeting on or about April 20, 2012.

        All references to us, we, our, the Company and Kratos refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 23, 2012:

        Our proxy statement and our 2011 Annual Report to Stockholders are available at www.proxyvote.com. This website address contains the following documents: the Notice of Annual Meeting, our proxy statement and our 2011 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Solicitation and Revocation of Proxy

        Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or if no designation is made, they will vote the proxies FOR the election of all of the director nominees and FOR each proposal. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this proxy statement, our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.

        If you give a proxy, you may revoke it at any time before the final vote at the Annual Meeting, either:

          (1)   by revoking it in person at the Annual Meeting;

          (2)   by sending a written notice that you are revoking your proxy to our Corporate Secretary at 4820 Eastgate Mall, Suite 200, San Diego, California, 92121; or

          (3)   by submitting another properly completed and executed proxy card with a later date to us at the above noted address.

        Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot, your proxy will be revoked as to the matters on which the ballot is cast.

Shares Outstanding and Voting Rights

        Only stockholders of record as of the record date, April 13, 2012, will be entitled to notice of and to vote at the Annual Meeting or at any continuation, postponement or adjournment of the original meeting. On the record date, our only class of voting stock outstanding was common stock. On April 13, 2012, 32,511,287 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the Annual Meeting.

How to Vote

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote by attending the Annual Meeting and voting in person. You will be given a ballot at the Annual Meeting.

        If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

  •
  To vote via the Internet, go to the Internet address stated on your proxy card.

  •
  To vote by telephone, call the number on your proxy card.

  •
  To vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope.

        Votes submitted via the Internet or by telephone must be received by 11:59 P.M. Eastern Time on May 22, 2012. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

        We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent

        If at the close of business on April 13, 2012 your shares of common stock were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and you will receive a proxy card and voting instructions from that organization. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.

        Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank or other nominee.

Voting Kratos shares held through the Kratos 401(k) Plan

        The Kratos 401(k) Plan provides that the trustee of the plan will vote the shares of our common stock that are not directly voted by the participants in the plan. If the trustee does not receive voting instructions from participants in the Kratos 401(k) Plan, the trustee may vote the shares of our common stock under such plan in the same proportion as the shares voted by all other respective plan participants. If the trustee receives a signed but not voted proxy card, the trustee will vote such shares of our common stock according to the Board's recommendations.

Counting of Votes; Quorum

        The inspector of election appointed for the meeting by our Board will count the votes cast by proxy or in person at the Annual Meeting. The inspector will count those votes to determine whether or not a quorum is present.

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented by votes at the Annual Meeting or by proxy. At the close of business on April 13, 2012, the record date for the Annual Meeting, there were 32,511,287 shares of common stock outstanding. Thus, a total of 32,511,287 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 16,255,644 votes must be represented at the Annual Meeting or by proxy to have a quorum.

        Your shares will be counted toward the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Votes withheld from a director nominee and abstentions will be counted towards the quorum requirement. Broker non-votes will also be counted towards the quorum requirement. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

Required Vote

        The following is a summary of the voting requirements that apply to the proposals discussed in this proxy statement:

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Directors	Plurality	No
2.	Ratification of Auditor	Majority	Yes
3.	Amendment to the 1999 Employee Stock Purchase Plan	Majority	No
4.	Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority	No

        A "plurality" means, with regard to the election of directors, that the seven nominees for director receiving the greatest number of "for" votes from our shares entitled to vote will be elected.

        A "majority" means that a proposal receives a number of "for" votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

        "Discretionary voting" occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted below, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner's shares, the affected shares are referred to as "broker non-votes."

        Although the advisory vote on Proposal No. 4 is non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will take the results into account in making a determination concerning executive compensation.

Effect of Withhold Authority Votes, Abstentions and Broker Non-Votes

        Withhold Votes:    Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the seven director nominees receiving the highest number of "for" votes will be elected.

        Abstentions:    Under Delaware law (under which Kratos is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote "against": Proposal No. 2—Ratification of Auditor; Proposal No. 3—Amendment to the 1999 Employee Stock Purchase Plan; and Proposal No. 4—Advisory Vote to Approve the Compensation of our Named Executive Officers.

        Broker Non-Votes:    Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters ("discretionary matters") but do not have discretion to vote uninstructed shares as to certain other matters ("non-discretionary matters"). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a "broker non-vote."

        As a result of a change in rules related to discretionary voting and broker non-votes, banks, brokers, and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors, amendments to equity plans or on executive compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposa1 No. 1—Election of Directors; Proposal No. 3—Amendment to the 1999 Employee Stock Purchase Plan; and Proposal No. 4—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors, and on the advisory vote to approve the compensation of our named executive officers, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012 should be considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

Delivery of Multiple Proxy Materials

        If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of Kratos common stock. These may include: accounts with our transfer agent, Wells Fargo Shareholder Services; shares held in Kratos' 401(k) Plan or Employee Stock Purchase Plan; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

Cost and Method of Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, other employees, or consultants. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Stockholder List

        A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the annual meeting during ordinary business hours at our principal offices located at 4820 Eastgate Mall, Suite 200, San Diego, California 92121.

Voting Results

        Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the "Form 8-K") that we will file with the Securities and Exchange Commission (the "SEC") within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our Board currently consists of seven directors, six of whom are independent directors within the meaning of the listing standards of The NASDAQ Stock Market, LLC ("NASDAQ"), and all of whom are standing for re-election to the Board at the Annual Meeting. All directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.

        Our Board has designated the persons named below as nominees for election of directors. All nominees are currently serving as directors of the Company. If elected at the Annual Meeting, each of the nominees will serve until our 2013 Annual Meeting of Stockholders.

Information Regarding Directors

Nominees for Election to the Board:

Name	Age	Committees
Scott Anderson	53	Audit Committee (Chair) Nominating and Corporate Governance Committee
Bandel Carano	50	Compensation Committee Nominating and Corporate Governance Committee (Chair)
Eric DeMarco	48
William Hoglund, Chairman	58	Audit Committee Compensation Committee Nominating and Corporate Governance Committee
Scot Jarvis	51	Audit Committee Compensation Committee (Chair) Nominating and Corporate Governance Committee
Jane Judd	65	Audit Committee
Samuel Liberatore	74

Scott Anderson

        Scott Anderson has served as a director since March 1997. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and advisory concern, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group, from 1986 until 1997. Before joining McCaw Cellular in 1986, Mr. Anderson was engaged in private law practice. More recently, Mr. Anderson served on the board of directors and was Audit Committee Chairman of SunCom Wireless Holdings, Inc. until its acquisition by T-Mobile USA, Inc. in February 2008. In addition, Mr. Anderson served on other public company boards prior to 2002. Mr. Anderson has been a director of TC Global, Inc., a public registrant, since July 2010. He currently serves on the board of directors of several private companies, including mInfo, Inc., Digital Scirocco, Inc., Globys, Inc., Root Wireless, Inc., and Anvil Corp. Mr. Anderson is a member of the control group of Savary Island Wireless, LLC, a wireless license holder. He holds a B.A. in History from the University of Washington, magna cum laude, and a J.D. from the University of Washington Law School, with highest honors. Mr. Anderson's formal legal training, extensive experience in mergers and acquisitions, experience with litigation matters, and experience on public company boards and audit committees provide important resources in his service on our Board and in his capacity as the chairman of our Audit Committee.

Bandel Carano

        Bandel Carano originally served as a director from August 1998 to June 2001 and re-joined our Board in October 2001. Since 1987, he has been a managing partner of Oak Investment Partners, a multi-stage venture capital firm. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund, the board of directors of Airspan Networks, Inc. and NeoPhotonics Corporation, and the board of directors of numerous private companies. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Carano's technical engineering background and experience with several companies in the defense electronics industry is particularly relevant to his understanding of our current service and product offerings and overall long-term strategy of future offerings. He also has significant expertise in evaluating various merger and acquisition targets for synergistic technical platforms.

Eric DeMarco

        Eric DeMarco joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed as a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to joining the Company, Mr. DeMarco most recently served as President and Chief Operating Officer of The Titan Corporation ("Titan"), then a NYSE-listed corporation, prior to its acquisition by L-3 Communications. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multi-national corporations and publicly traded companies. Mr. DeMarco holds a B.S. in Business Administration and Finance, summa cum laude, from the University of New Hampshire. Under Mr. DeMarco, we successfully transitioned from a wireless communications company to a national defense and homeland security solutions business through both organic growth and strategic acquisitions. Mr. DeMarco's in-depth knowledge of our business and operations, his experience in the defense contracting industry, and his experience with publicly traded companies position him well to serve as our Chief Executive Officer and a member of our Board.

William Hoglund

        William Hoglund has served as a director since February 2001 and Chairman of the Board since June 2009. Mr. Hoglund has been a member and owner of SAFE Boats International, a leading manufacturer of vessels for military, law enforcement, and commercial purposes, since 2000. From 1994 to 2000, Mr. Hoglund served as Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund served as a director of Nextel Communications, Inc. and Nextlink Communications, Inc. From 1977 to 1994, Mr. Hoglund worked for J.P. Morgan & Co. and several of its subsidiaries. Mr. Hoglund held a variety of positions in J.P. Morgan's commercial and investment banking operations. Mr. Hoglund holds a B.A. in Management Science and German Literature, cum laude, from Duke University and an MBA from the University of Chicago. Mr. Hoglund's financial experience and expertise in both the public and private marketplace makes him well suited for his role as a member of the Audit Committee. He also brings significant experience in the defense contracting industry. He has served on various independent committees of the Board, has taken an active leadership role, and is well qualified to serve as the Chairman of the Board.

Scot Jarvis

        Scot Jarvis has served as a director since February 1997. Mr. Jarvis co-founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership with a focus on wireless communications investments. He is a member of the control groups of Toba Inlet PCS, LLC and Savary Island Wireless, LLC, both wireless licensees. In addition, Mr. Jarvis was one of the cofounders of

Cricket Communications, Inc., the low cost wireless provider owned by Leap Wireless International, Inc. (NASDAQGS: LEAP) and was a member of Leap's board of directors from 1998 to 2002. Prior to co-founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., an investment firm owned by Craig McCaw. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served on its board of directors. He has also served on the board of directors of Nextel Communications, NextG Networks, Inc., Wavelink Communications, Inc., NextWeb, Inc., and Cantata Technologies, Inc. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications until it was sold to AT&T. Mr. Jarvis currently serves on the board of directors of Good Technologies (since 2003), Airspan Networks (since February 2011), and Slingshot Sports (since 1999). Mr. Jarvis is a venture partner with Oak Investment Partners, a venture capital firm. Mr. Jarvis holds a B.A. in Business Administration from the University of Washington. Mr. Jarvis has extensive experience with mergers and acquisitions transactions, which is of particular significance to the Board as we continue to pursue growth strategies through mergers and acquisitions.

Jane Judd

        Jane Judd has served as a director since January 2011. Prior to her retirement in 2006, Ms. Judd served as Senior Vice President, Chief Financial Officer, and a member of the board of directors of Telisimo International, a communications company, from May 1996 to November 2006. Telisimo International voluntarily filed for Chapter 11 bankruptcy in March 2003 and emerged from the bankruptcy proceedings in September 2003. Prior to that, Ms. Judd was Vice President and Corporate Controller of The Titan Corporation from April 1986 to May 1996. Titan was a publicly traded major national defense services and solutions provider before its acquisition by L-3 Communications in 2005. Ms. Judd is a Certified Public Accountant, and she received a B.S. from the University of Utah in 1976. Ms. Judd brings financial experience and expertise to the Board with her background in public accounting and financial leadership roles, which includes experience in the defense services industry. With these skills, Ms. Judd is well qualified to serve as the designated financial expert for our Board.

Samuel Liberatore

        Samuel Liberatore has served as a director since January 2009. Prior to that time, Mr. Liberatore was the Chief Operating Officer for Madison Research Corporation, building it from approximately $3 million in annual revenues to $64 million, until its acquisition by Kratos in 2006, and was President of Kratos' Weapon Systems Solutions (Madison Research) division until he retired in December 2008. Beginning in July 1994 and until June 2001, Mr. Liberatore served as Program Manager and lead engineer in support of the PAC-3 missile program for Madison Research Corporation. From 1989 to 1994, he served as Director of Ballistic Missile Defense of BDM International. Mr. Liberatore served for 30 years in the U.S. Army, where he held a variety of positions related to weapon system operations, research, development and acquisition before retiring as a Colonel in 1989. He holds a B.S. in Mathematics from Loyola College, Baltimore and an M.S. in Guided Missile Engineering from the University of Texas, El Paso. In addition to normal operational and command assignments, Mr. Liberatore was the Project Manager for the HAWK missile system and Chief of Missiles and Air Defense Systems at Headquarters Department of the Army for the research, development and acquisition of all U.S. Army missile and air defense systems. Mr. Liberatore brings to the Board prior experience as a military officer, extensive experience and expertise working in the missile defense industry, and recent experience working in the defense contracting industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Board has selected Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for the fiscal year ending December 30, 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at our Annual Meeting. Grant Thornton has audited our financial statements since July 2005. Representatives of Grant Thornton are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by our Second Amended and Restated Bylaws ("Bylaws") or otherwise. However, the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders' best interests.

Audit and All Other Fees

        As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 25, 2011 by Grant Thornton is compatible with maintaining their independence.

        The following table sets forth the aggregate fees for services provided to us by Grant Thornton for the fiscal years ended December 26, 2010 and December 25, 2011. All fees described below were approved by the Audit Committee.

	Fiscal 2010	Fiscal 2011
Audit Fees(1)	$1,095,796	$1,974,812
Audit-Related Fees(2)	46,860	—
Tax Fees(3)	45,000	7,680
All Other Fees(4)	4,150	4,150

TOTAL	$1,191,806	$1,986,642

(1)
Audit Fees consist of fees billed and expected to be billed for professional services rendered for the integrated audit of Kratos' consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, services related to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements. The amount in 2010 includes $137,188 for an Offering Memorandum in connection with the sale of Senior Secured Notes, $38,841 associated with the filing of Registration Statements on Form S-4 and S-8, and $4,500 for work performed with respect to the Company's response to an SEC letter. The amount in 2011 includes $379,147 for equity and bond offerings, $94,249 in connection with Registration Statements filed on Form S-3, Form S-4, and two Form S-8s, $60,000 for a quarterly review of Integral Systems, Inc. (our wholly owned subsidiary), $47,909 for an offering memorandum and registration statement for Herley Industries, Inc. (our wholly owned subsidiary), and $74,400 for statutory audits in Israel and the United Kingdom.

(2)
Audit-Related Fees in 2010 consist of fees billed by Grant Thornton for services rendered in connection with litigation of $8,310 and $38,550 associated with the audits of the Company's 401(k) Plan.

(3)
Tax Fees consist of fees billed for professional services rendered for the preparation of (a) the Pennsylvania state income tax return in 2011, and (b) 2010 stub income tax returns for Gichner Holdings, Inc. (our wholly owned subsidiary) and 2010 tax returns for the Company and its subsidiaries.

(4)
All Other Fees consist of fees for products and services other than the services reported above.

Audit Committee Pre-Approval Policy

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

        Since July 2005, each new engagement of Grant Thornton has been approved in advance by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 30, 2012.

 PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE AGGREGATE NUMBER OF
SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 900,000 SHARES

        At the Annual Meeting, the stockholders will be asked to approve an amendment to the Kratos Defense & Security Solutions, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan") to increase the maximum number of shares of common stock that may be issued under the Purchase Plan by 900,000 shares. Such increase would enable us to continue to offer the Purchase Plan, which we otherwise anticipate would be fully depleted by the end of 2012 if current market conditions and employee participation rates continue. Our stockholders previously approved the reservation of 1,310,000 shares of our common stock for purchase by employees under the Purchase Plan. The shares purchased under the Purchase Plan for the second subscription period of 2011 ended December 31, 2011 was approximately 182,000 shares, of which we repurchased approximately 151,000 shares of the Company's common stock on the open market, in accordance with the terms disclosed in the public announcement we made on December 19, 2011. The Board authorized the Company to periodically purchase shares of the Company's common stock on the open market due to the recent price of our common stock, and to provide the Company with the ability to effect stock buy backs in an opportunistic manner.

        Since our 2011 Annual Meeting of Stockholders, our employee headcount has increased from approximately 2,850 to 4,000 as a result of the acquisitions of Herley in March 2011, Integral in July 2011, SecureInfo Corporation in November 2011 and the critical infrastructure business in January 2012. As a result, the number of employees participating in the Purchase Plan has increased significantly. During the second subscription period of 2011 (from July 1, 2011 to December 31, 2011), the number of employees participating in the Purchase Plan increased 68%, compared to the participation in the first subscription period of 2011, and the total aggregate dollars of employee contributions increased 100% for the same period. During the first subscription period of 2012 (from January 1, 2012 to June 30, 2012), the number of employees participating in the Purchase Plan increased 132%, compared to the participation in the first subscription period in 2011, and the total aggregate dollar amount of employee contributions has increased 283% for the same period.

        As of April 6, 2012, a total of approximately 631,000 shares remain available for future purchases under the Purchase Plan, without giving effect to the proposed amendment. The number of shares to be purchased for the January 1, 2012 to June 30, 2012 subscription period is estimated at approximately 380,000 shares, based upon the current employee participation in the Purchase Plan, payroll deductions and assuming the approximate current Kratos share price. The number of shares purchased under the Purchase Plan has increased from approximately 45,000 shares in the first subscription period in 2011 to approximately 182,000 for the second subscription period in 2011, and is estimated to increase to 380,000 shares for the first subscription period in 2012. Assuming we maintain our current participation levels in the Purchase Plan, and market conditions remain unchanged, we will not have a sufficient number of shares available for issuance under the Purchase Plan to satisfy the second subscription period of 2012. We believe that the proposed amendment would provide sufficient shares to satisfy the current employee participation levels in the Purchase Plan through December 31, 2013.

        Our Board believes that the Purchase Plan benefits us and our stockholders by providing our employees with an opportunity to purchase shares of common stock at a discount through payroll deductions, which helps to attract, retain and motivate valued employees. We also believe that this aligns our employees with the long-term objectives of our stockholders. We believe that this is a valuable long-term incentive plan for all rank and file employees, especially since 94% of the number of shares purchased under the Purchase Plan since inception were purchased by current rank and file employees (non executive employees). In addition, the action that our Board of Directors took in

December 2011 to authorize the Company to periodically purchase shares of the Company's common stock on the open market provides the Company with the ability to take advantage of stock buy back opportunities that may become available on the open market, as determined by our Board. To provide a reasonable reserve of shares to permit us to continue offering this opportunity to our employees, the Board has adopted, subject to stockholder approval, an amendment to increase the number of shares of common stock that may be issued under the Purchase Plan by 900,000 shares.

        Employees who actively participate in the Purchase Plan may have up to 15% of their earnings for the relevant offering period withheld pursuant to the Purchase Plan. The price paid for common stock at each such purchase date equals the lower of 85% of the fair market value of the common stock at the commencement date of that offering period or 85% of the fair market value of the common stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment. We may purchase shares of our common stock on the open market in order to satisfy our obligation at the end of each subscription period to issue shares to employees participating in the Purchase Plan. In the event we have not purchased a sufficient number of shares to meet such obligations, we will issue additional shares.

Summary of the Purchase Plan

        The following summary is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

        General.    At the beginning of each offering under the Purchase Plan (each, an "Offering"), each participant in the Purchase Plan is granted the right to purchase, through accumulated payroll deductions, up to a number of shares of our common stock determined on the first day of the Offering (a "Purchase Right"). The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

        Authorized Shares.    Currently, a maximum of approximately 631,000 authorized but unissued or reacquired shares of common stock remain available for issuance under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, or in the event of any merger, sale of assets or other reorganization. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

        Administration.    The Purchase Plan is administered by the Board of Directors or a committee of the Board. (For purposes of this discussion, the term "Board" refers to either the Board of Directors or such committee.) Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board has the authority to interpret the Purchase Plan and Purchase Rights granted thereunder, and any such interpretation of the Board will be binding.

        Eligibility.    Any employee of the Company or any parent or subsidiary of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. As of April 6, 2012, approximately 3,700 employees, including all executive officers, were eligible to participate in the Purchase Plan.

        Offerings.    Generally, each Offering under the Purchase Plan extends for a period of six months (the "Offering Period"). New Offering Periods begin every six months (an "Offering Date") and do not overlap. Offering Periods generally commence on January 1 and July 1 of each year. Shares are purchased on the last day of each purchase period. The Board may establish a different term for any Offering (not to exceed 27 months) or purchase period or different commencement or ending dates for an Offering or a purchase period.

        Participation and Purchase of Shares.    Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period. Payroll deductions may not exceed 15% of an employee's earnings on any payday during the Offering Period, provided that the Board may establish a different limit from time to time. An employee who becomes a participant in the Purchase Plan will automatically participate in each Offering beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

        Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering at any later time. If the fair market value of a share of common stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

        On each Purchase Date, we issue to each participant in the Offering the number of shares of our common stock equal to the amount of payroll deductions accumulated for the participant during the Purchase Period divided by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share as reported on the NASDAQ Global Select Market. On April 6, 2012, the closing price of our common stock as reported on the NASDAQ Global Select Market was $5.56 per share. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Purchase Period.

        Termination or Amendment.    The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may amend or terminate the Purchase Plan at any time, except that the approval of our stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the categories of corporations that may be designated by the Board as corporations whose employees may participate in the Purchase Plan.

New Plan Benefits

        Participation in the Purchase Plan is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the Purchase Plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Purchase Plan.

        The table below sets forth the aggregate numbers of shares of common stock purchased by our named executive officers, all of our current executive officers as a group, and all current employees as a group (excluding executive officers) under the Purchase Plan from its inception through March 31, 2012:

Named Executive Officer and Position	Shares of Common Stock Purchased under Purchase Plan
Eric M. DeMarco, President and Chief Executive Officer	7,156
Deanna Lund, Executive Vice President and Chief Financial Officer	5,073
Phillip Carrai, President, Technology & Training Solutions	1,152
Dave Carter, President, Defense Engineering Solutions	2,821
Richard Selvaggio, President, Weapon Systems Solutions	0
All current executive officers as a group	16,832
All current employees as a group (excluding executive officers)	279,438

        None of our directors who are not also executive officers are eligible to participate in the Purchase Plan. Since its inception, no shares have been issued under the Purchase Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (such disposition being referred to as a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to tax withholding by the employer. Any additional gain or any loss recognized by the participant resulting from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and the purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant still owns the shares at the time of his or her death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and the purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant's death.

        If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE AMENDMENT TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE
THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER
THE PLAN BY 900,000 SHARES.

 PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

        In 2011, we held our first advisory stockholder vote to approve the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We also held our first advisory stockholder vote on the frequency of future advisory stockholder votes to approve the compensation of our named executive officers. In keeping with the recommendation of our Board, our stockholders expressed a preference that future advisory stockholder votes to approve the compensation of our named executive officers be held on an annual basis and, as previously disclosed, our Board determined to hold an advisory vote to approve the compensation of the named executive officers every year. Accordingly, we are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled "Compensation Discussion and Analysis" beginning on page 27, in the compensation tables beginning on page 34, and in any related narrative discussion contained in this proxy statement.

        The Company's executive compensation program is designed to attract, motivate and retain talented and qualified executives to manage and lead our business. To achieve this objective, the Compensation Committee of our Board has adopted a compensation approach that ties annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives and rewards individual performance and reinforces business strategies and objectives for enhanced stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, as well as the compensation tables, and any related narrative discussion contained in this proxy statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

        The Company has in the past sought approval from stockholders regarding long-term incentive and equity based plans that we use to motivate, retain, and reward our executives. Those incentive plans make up a majority of the pay that the Company provides to our executives. Over the years, the Company has made a number of changes to its disclosures concerning executive compensation, as well as to its executive compensation programs, in response to stockholder input, including a number of enhancements mentioned in this proxy statement.

        The key strategic goals we are focused on are to build a specialized National Security business providing mission critical products, services and solutions for United States security priorities, and to build and enhance long-term stockholder value. The executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our company. Our Compensation Committee has designed our executive compensation programs to align the goals and objectives of our executive management with our stockholders.

        During 2011, our executive team continued to successfully diversify our Company's core offerings to a more product weighted offering, de-emphasizing the Company's historical pure government contracting services based offering, expanding the product mix to 51% of total consolidated revenues from 30% in 2010. This two-year transformation, which commenced in 2010, has been particularly critical due to the continued ongoing commoditization and significant pricing pressures prevalent in the pure government contracting services space. As the pure services space has continued to be affected by budgetary reductions, competitive pricing pressures, lowest cost/technically acceptable procurement decisions being the new normal, and government insourcing, resulting in significantly reduced revenues and operating margins, our executive team has successfully been executing a diversification strategy, growing our specialized products and Public Safety and Security business. The successful execution of this strategy by our management team is reflected in our increasing EBITDA (as a percentage of revenues) margins by 300 basis points from $39.7 million or 9.7% in 2010, to $91.8 million, or 12.7% in 2011, and increasing revenues 77% from $408.5 million in fiscal 2010 to $723.1 million in fiscal 2011. This transformation and growth process has been most recently accomplished by the successful completion, execution and integration of the strategic acquisitions of Herley Industries, Inc. ("Herley") in March 2011 and Integral Systems, Inc. ("Integral") in July 2011, which expanded our product and solution offerings into the electronic warfare/electronic attack and satellite communications specialty areas, as well as the continued expansion in the cyber security and assurance growth area with the acquisition of SecureInfo Corporation. The expanded profit margins were achieved in part by the increased mix of higher margin niche and specialty products, as well as a result of the consolidation and integration of duplicative functions and cost eliminations. These activities were financed by the stable and long term oriented capital structure the executive management team put in place, which included the completion of the additional senior note offerings of $285 million and $115 million, at premiums of 107 and 105, respectively, and the completion of the common stock offering of $61.1 million in net proceeds. As a result of the successful execution of this strategy, the Company generated approximately $30.8 million in adjusted operating cash flows for fiscal 2011, excluding the payment of $27.8 million of acquisition related expenses related to the completed acquisitions. The management team has positioned the Company for increased EBITDA, free cash flow and free cash flow per share for 2012, also as a result of the successful execution of our stated strategy.

        We believe that our executive compensation programs are structured in the best manner possible to support the Company, our stated strategy and our business objectives.

  •
  Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If value we deliver to our stockholders declines, so does a primary element of the compensation we deliver to our executives.

  •
  We maintain the highest level of corporate governance over our executive pay programs.

  •
  We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

  •
  Our Compensation Committee, our Chairman and Chief Executive Officer, and our head of Human Resources engage in a rigorous talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

        In light of the above, we believe that the compensation of our named executive officers for fiscal year 2011 was appropriate and reasonable, and that our compensation policies and procedures are sound and in our best interests, and in the best interests of our stockholders. Additionally, we believe that our compensation policies and procedures are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interests with those of the stockholders and motivating the executives to remain with the Company for long and productive careers.

        Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

        "RESOLVED, that the stockholders of Kratos Defense & Security Solutions, Inc. approve, on an advisory and non-binding basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement."

        While this stockholder vote on executive compensation is merely advisory and will not be binding upon us, the Board or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2013 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DESCRIBED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Board has adopted corporate governance guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The corporate governance guidelines are available for review on our website at www.kratosdefense.com/about-kratos/corporate-governance.

Director Independence

        Our Board has unanimously determined that six of our directors standing for re-election, Messrs. Anderson, Carano, Hoglund, Jarvis, and Liberatore and Ms. Judd, who constitute a majority of the Board, are "independent" directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors has a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us). In addition, based upon such standards, the Board determined that Mr. DeMarco is not "independent" because he is our President and Chief Executive Officer.

Nominations for Directors

        The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The committee will consider and evaluate any recommendation for director nominees proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of our common stock entitled to vote at the annual meeting of stockholders for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with our established procedures for evaluating potential director nominees, any recommendation for a director nominee submitted by a qualifying stockholder must be received by us no later than 120 days prior to the anniversary of the date the proxy statement was mailed to stockholders in connection with the prior year's annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Corporate Secretary in writing at 4820 Eastgate Mall, Suite 200, San Diego, California 92121 and must contain the following information:

  •
  A statement by the stockholder that he or she is the holder of at least 1% of Kratos' common stock, that the stock has been held for at least a year prior to the date of the submission, and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

  •
  The candidate's name, age, contact information and current principal occupation or employment;

  •
  A description of the candidate's qualifications and business experience during, at a minimum, the last five years, including his or her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

  •
  A written questionnaire with respect to the background and qualifications of each candidate;

  •
  A written representation and agreement that such candidate is not and will not become a party to certain voting or compensation arrangements and that such person, if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company;

  •
  The candidate's resume; and

  •
  Three references.

        The goal of the Nominating and Corporate Governance Committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Kratos. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

        Additionally, our Bylaws provide that in order to be eligible for election or appointment to the Board, an individual must (i) be at least 21 years of age, (ii) have the ability to be present, in person, at all regular and special meetings of the Board, and (iii) either (a) have substantial relevant experience in the national defense and security industry or (b) have, or be able to obtain, a U.S. government issued security clearance relevant to the business of the corporation. In addition to the foregoing, no person shall be eligible for election or appointment to the Board if such person has been convicted of a crime involving dishonesty or breach of trust or if such person is currently charged with the commission of or participation in such a crime. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Kratos' best interests and that of our stockholders. The Nominating and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that at least a majority of the members of our Board must meet the definition of "independent director" under the NASDAQ Marketplace Rules or the listing standards of any other applicable self regulatory organization. The Nominating and Corporate Governance Committee also believes it to be appropriate for certain key members of our management to participate as members of our Board.

        The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

        All directors and director nominees are required to submit a completed form of directors' and officers' questionnaire as part of the nominating process. At the discretion of the Nominating and Corporate Governance Committee, the nominating process may also include interviews and additional background and reference checks for non-incumbent nominees.

        As stated in our Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar business, products or markets, and willingness to devote adequate time and effort to Board responsibilities. The Nominating and Corporate Governance Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Corporate Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.

Stockholder Communications with Directors

        The Board has adopted a Stockholder Communications with Directors Policy. The Stockholder Communications with Directors Policy is available for review on our website at www.kratosdefense.com/about-kratos/corporate-governance. Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Board or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 4820 Eastgate Mall, Suite 200, San Diego, California 92121.

        The Board has instructed the Corporate Secretary to review all communications so received and to exercise her discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

Code of Ethics

        Our Board has adopted a Code of Ethics that applies to all of our directors, officers and employees. The Code of Ethics is available for review on our website at www.kratosdefense.com/about-kratos/corporate-governance, and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Kratos Defense & Security Solutions, Inc., 4820 Eastgate Mall, Suite 200, San Diego, California, 92121, Attention: Investor Relations. Each of our directors, employees and officers, including our chief executive officer, chief financial officer and corporate controller, and all of our other principal executive officers, are required to comply with the Code of Ethics. There have not been any waivers of the Code of Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

        Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur apart from meetings of the Board and committees of the Board.

Meeting Attendance

        Our Board normally meets quarterly but may hold additional meetings as required. During fiscal year 2011, the Board held four regularly scheduled meetings, six special meetings and acted by unanimous written consent eleven times. Each of our directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings of each committee of the Board on which he or she was serving. All seven of our directors attended last year's annual meeting of stockholders.

        Our Board has adopted a "Director Attendance at Annual Meeting Policy," which is available for review on our website at www.kratosdefense.com/about-kratos/corporate-governance.

Committees of the Board of Directors

        Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

        Our Audit Committee consists of Messrs. Anderson (Chairperson), Hoglund and Jarvis and Ms. Judd. Our Board has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Marketplace Rule 5605(a)(2) and meets all other qualifications under NASDAQ Marketplace Rule 5605(e), the Sarbanes-Oxley Act of 2002 and applicable rules of the SEC. Our Board has also affirmatively determined that Ms. Judd qualifies as an "audit committee financial expert" as such term is defined in Regulation S-K under the Securities Act of 1933, as amended. During 2011, the Audit Committee met seven times.

        The Audit Committee acts pursuant to a written charter, which is available for review on our website at www.kratosdefense.com/about-kratos/corporate-governance. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent auditors.

Compensation Committee

        Our Compensation Committee consists of Messrs. Carano, Hoglund and Jarvis (Chairperson). Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2). During 2011, the Compensation Committee met four times. Our Board has adopted a charter for the Compensation Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/corporate-governance. The Compensation Committee reviews and makes recommendations to our Board concerning the compensation and benefits of our executive officers, including the Chief Executive Officer and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policies relating to compensation and benefits.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Messrs. Anderson, Carano (Chairperson), Hoglund and Jarvis. The Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. The Nominating and Corporate Governance Committee met three times in 2011. Our Board has adopted a charter for the Nominating and Corporate Governance Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/corporate-governance. The responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices.

Board Leadership Structure

        The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

        The Board believes that the current structure of a separate chairman of the board and chief executive officer is the optimum structure for the Company at this time, taking into consideration Mr. DeMarco's active role in pursuing the Company's growth strategies through mergers and acquisitions.

Board Role in Risk Management

        The risk oversight function of the Board is carried out by both the Board and the Audit Committee. As provided in its charter, the Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Matters of strategic risk are considered by the Board as a whole. Each quarter, our Director of Internal Audit has reported directly to the Audit Committee on the activities of our internal audit function and at least annually our General Counsel reports directly to the Audit Committee on our ethics and compliance program. Management also reports to the Audit Committee on legal, finance, accounting and tax matters at least quarterly. The Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as-needed basis.

Compensation Committee Interlocks and Insider Participation

        There are no members of our Compensation Committee who were officers or employees of Kratos or any of our subsidiaries during fiscal year 2011. No members were formerly officers of Kratos or had any relationship otherwise requiring disclosure hereunder. During fiscal year 2011, no interlocking relationships existed between any of our executive officers or members of our Board or Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.

Certain Relationships and Related Party Transactions

        During fiscal year 2011, there were no transactions to which the Company was or is a party in which the amount involved exceeded $120,000 and in which any director, officer or beneficial holder of more than 5% of any class of our voting securities or member of such person's immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

        Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, reviews and then recommends such related party transactions to the entire Board for further review and approval. All such related party transactions are then required to be reported under applicable SEC rules. Aside from this policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

 REPORT OF THE AUDIT COMMITTEE

        As more fully described in its charter, the Audit Committee oversees our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Grant Thornton is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. Grant Thornton also reviews our interim financial statements in accordance with Statement on Auditing Standards No. 100 (interim financial information). The Audit Committee oversees our financial reporting process and internal control structure on behalf of the Board. The Audit Committee met seven times during 2011 and met regularly with Grant Thornton and our internal auditors, both privately and with management present.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Grant Thornton the audited and interim financial statements, including Management's Discussion and Analysis, included in the Company's Reports on Form 10-K and Form 10-Q. These reviews included a discussion of:

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  our critical accounting policies;

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  the reasonableness of significant financial reporting judgments made in connection with the financial statements, including the quality (and not just the acceptability) of our accounting principles;

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  the clarity and completeness of financial disclosures;

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  the effectiveness of our internal control over financial reporting, including management's and Grant Thornton's reports thereon, the basis for the conclusions expressed in those reports and changes made to our internal control over financial reporting during 2011;

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  items that could be accounted for using alternative treatments within GAAP, the ramifications thereof and the treatment preferred by Grant Thornton;

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  the annual management letter issued by Grant Thornton, management's response thereto and other material written communications between management and Grant Thornton;

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  unadjusted audit differences noted by Grant Thornton during its audit of our annual financial statements; and

  •
  the potential effects of regulatory and accounting initiatives on our financial statements.

        In connection with its review of our annual consolidated financial statements, the Audit Committee also discussed with Grant Thornton other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as modified or supplemented (communication with audit committees) and those addressed by Grant Thornton's written disclosures and its letter provided under Independence Standards Board Standard No. 1, as modified or supplemented (independence discussions with audit committees).

        The Audit Committee is responsible for the engagement of the independent auditors and has appointed Grant Thornton to serve in that capacity since July 2005. In connection therewith, the Audit Committee:

  •
  reviewed Grant Thornton's independence from the Company and management, including Grant Thornton's written disclosures described above;

  •
  reviewed periodically the level of fees approved for payment to Grant Thornton and the pre-approved non-audit services it has provided to us to ensure their compatibility with Grant Thornton's independence; and

  •
  reviewed Grant Thornton's performance, qualifications and quality control procedures.

        Among other matters, the Audit Committee also:

  •
  reviewed the scope of and overall plans for the annual audit and the internal audit program;

  •
  consulted with management and Grant Thornton with respect to our processes for risk assessment and risk management;

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  reviewed the adequacy of certain of our financial policies;

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  reviewed and approved our policy with regard to the hiring of former employees of the independent auditors;

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  reviewed and approved our policy for the pre-approval of audit and permitted non-audit services by the independent auditors;

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  received reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

  •
  reviewed with management the scope and effectiveness of our disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of our financial statements in connection with certifications made by the Chief Executive Officer and Chief Financial Officer; and

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  reviewed significant legal developments and our processes for monitoring compliance with law and Company policies.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2011 for filing with the SEC. The Audit Committee also recommended, and the Board has approved, the selection of Grant Thornton as our independent auditors for 2012.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Scott Anderson, Chairperson William Hoglund Scot Jarvis Jane Judd

        The foregoing Report of the Audit Committee is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

 EXECUTIVE COMPENSATION

Our Executive Officers

        Executive officers are elected by our Board and serve at its discretion. There are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our executive officers as of March 31, 2012.

Name	Position	Age
Eric DeMarco(1)	Chief Executive Officer and President	48
Deanna Lund	Executive Vice President and Chief Financial Officer	44
Laura Siegal	Vice President, Corporate Controller and Treasurer	49
Deborah Butera	Senior Vice President, General Counsel and Secretary	46
Phillip Carrai	President, Technology & Training Solutions	50
David Carter	President, Defense Engineering Solutions	54
Benjamin Goodwin	President, Public Safety & Security	71
Richard Selvaggio	President, Weapon Systems Solutions	51

(1)
The biographical information for Eric DeMarco is provided in the section identifying the Director nominees beginning on page 6.

        Each executive officer holds office until his or her respective successor has been elected and duly qualified, or until his or her earlier death, resignation or removal. Historically, our Board has elected officers annually at its first meeting following the annual meeting of stockholders.

        Deanna Lund has served as Kratos' Executive Vice President and Chief Financial Officer since April 2004. Prior to joining Kratos, Ms. Lund most recently served as Vice President and Corporate Controller of The Titan Corporation from July 1998 to 2004, then an NYSE-listed corporation, prior to its acquisition by L-3 Communications, and as its Corporate Controller beginning in December 1996. Ms. Lund was also Titan's Corporate Manager of Operations Analysis from 1993 to 1996. Prior to that time, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received a bachelor's degree in Accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant.

        Laura Siegal has served as Kratos' Vice President and Corporate Controller since April 2006 and Treasurer since July 2008. Prior to that time, she had served as our Vice President, Finance and Risk Management since September 2004 and as our Secretary from January 2008 to September 2010. Ms. Siegal joined Kratos in August 2000 and served as our Treasurer from December 2003 through March 2006, our Director of Corporate Planning from August 2002 to December 2003, Director of Financial Planning and Analysis from January 2001 to August 2002, and Director of Purchasing from August 2000 to January 2001. Throughout her career, Ms. Siegal has held a variety of financial management positions in technology and consulting companies, including Controller of MEC Analytical Systems. Ms. Siegal received a bachelor's degree in Economics from the University of California, San Diego and is a Certified Public Accountant.

        Deborah Butera has served as Senior Vice President, General Counsel, Registered In-House Counsel, and Secretary of the Company since September 2010. Prior to joining the Company, Ms. Butera represented Kratos as outside counsel since February 2006. Prior to joining Kratos, Ms. Butera was a partner with the law firm of Shapiro Fussell Wedge & Martin, LLP in Atlanta from 2007 through 2010 and was a partner with the international law firm of Yoss, LLP from 2004 through 2007. Ms. Butera has over 17 years of experience counseling clients in legal matters. She has also held various positions of public service in law, including as a member of the board of directors of the Atlanta Bar Association and Chair of the Atlanta Bar Association's Construction Law Section. Ms. Butera received her law degree, with highest honors, from Capital University Law School and received a bachelor's degree in Business Administration from The Ohio State University.

        Phillip Carrai has served as President of the Company's Technology & Training Solutions Division since December 2009 and as Executive Vice President of the same division from July 2008 to December 2009. Prior to that, Mr. Carrai served as President of the Information Technology Solutions segment of SYS from October 2006 until SYS's merger with Kratos in June 2008. From 2003 to 2006, Mr. Carrai was the Chief Executive Officer of Ai Metrix, Inc., a telecommunications software company sold to SYS in 2006. He served as Managing Director for the Morino Group and Special Advisor to General Atlantic, Inc. from 2000 to 2003 and was Executive Chairman for Ztango and a board member of Internosis. Mr. Carrai was the Chief Executive Officer of McCabe and Associates, a testing and analysis software company, from 1997 to 2000. From 1989 to 1996, Mr. Carrai held a variety of executive management positions at Legent Corporation, an enterprise software company. Mr. Carrai received his bachelor's degree in Information Science and Accounting from Indiana University of Pennsylvania and his MBA from Carnegie Mellon University.

        David Carter has served as President of the Company's Defense Engineering Solutions Division since December 2009, and he was the Executive Vice President of that division from December 2007 to December 2009. Before its acquisition by Kratos in December 2007, Mr. Carter served as Vice President of Haverstick/DTI Military Services Division since January 2004, where he was responsible for managing the division's technical, financial and business development operations. Mr. Carter has over thirty years of experience both as a member of the U.S. Navy and as a contractor supporting Navy combat weapon systems development, acquisition and life cycle support. Mr. Carter joined Haverstick/DTI in 1989 and for the past twenty-two years has been responsible for building and managing a Department of Defense business sector. Mr. Carter received his Associates Degree from Anne Arundel Community College.

        Benjamin Goodwin has served as President of the Public Safety & Security segment since joining the Company in June 2008. Prior to that, Mr. Goodwin served as Senior Vice President of Sales and Marketing and President of the Public Safety, Security and Industrial Products Group of SYS from July 2005 until SYS's merger with Kratos in June 2008. Mr. Goodwin has held a variety of executive management positions in his career. From 2004 to 2005, Mr. Goodwin was Chief Operating Officer and Vice President of Sales for Aonix, a developer of software product solutions for the aerospace, telecommunications, and transportation industries. Mr. Goodwin had previously served as Chief Executive Officer of Aonix from 1996 to 2000. From 2000 to 2002, Mr. Goodwin was Executive Vice President of Sales & Marketing for FinanCenter, a developer of financial decision tools, and Chairman of the Board for Template Graphics Solutions, a provider of 3D graphics tools. From 1976 to 1996, Mr. Goodwin was the President and Chief Operating Officer of Thomson Software Products and President and Chief Executive Officer of SofTech Microsystems. In these capacities, Mr. Goodwin was responsible for the successful completion of an IPO, private placements and a merger in addition to significant revenue growth within the companies. Mr. Goodwin has a B.S. in Psychology from Millsaps College.

        Richard Selvaggio has served as President of Kratos' Weapon Systems Solutions Division since December 2009. Prior to that time, Mr. Selvaggio served as Executive Vice President of Weapon Systems Solutions from November 2008 to December 2009, Senior Vice President of Kratos Madison Research Corporation ("MRC") from October 2007 to November 2008, and Vice President of MRC from October 2006 to October 2007. Until MRC's acquisition by Kratos in 2006, Mr. Selvaggio had been with MRC since 1996, where he served in a number of positions including Director and Senior Vice President for the MRC Systems Sustainment Division. Prior to joining MRC, Mr. Selvaggio was employed by Loral/Ford Aerospace, beginning in 1984, as a Program Manager and Systems and Test Engineer working exclusively on missile systems engineering and product support programs. Mr. Selvaggio has over 27 years of experience in the design, development, manufacturing, and product support of military weapon systems and has extensive international marketing experience, specifically in the Foreign Military Sales arena. He holds a B.S. in Computer Science from Alabama A&M University.

Compensation Discussion and Analysis

Overview

        This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. The named executive officers during the last completed fiscal year were Eric DeMarco, President and Chief Executive Officer; Deanna Lund, Executive Vice President and Chief Financial Officer; Phillip Carrai, President of the Technology & Training Solutions Division; Dave Carter, President of the Defense and Engineering Solutions Division; and Richard Selvaggio, President of the Weapon Systems Solutions Division.

2011 Stockholder Advisory Vote to Approve Executive Compensation

        In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers with over 96% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout fiscal 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future.

Compensation Program Objectives and Philosophy

        The Compensation Committee currently oversees the design and administration of the executive compensation program at Kratos. The Compensation Committee has adopted an executive compensation policy that has as its primary objective serving our stockholders by attracting, motivating and retaining talented and qualified individuals to manage and lead our business. To achieve this objective, the Compensation Committee has adopted a compensation approach that:

  •
  ties annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

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  rewards individual performance and reinforces business strategies and objectives for enhanced stockholder value.

        The Compensation Committee evaluates both performance and compensation of employees to ensure that we have the ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of peer companies. The Compensation Committee endeavors to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive and takes into consideration achievements accomplished by the Company and the individual executive officers.

        The principal elements of the current executive compensation program are base salary, annual incentive cash bonus awards, long-term equity incentives in the form of restricted stock units ("RSUs") and other equity awards, other benefits and perquisites, post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change of control. Other benefits and perquisites at Kratos consist of life and health insurance benefits and a qualified 401(k) savings plan equivalent to those offered to all employees.

        The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on the Company's strategic plan, aligning the Company's strategic objectives and executive compensation with stockholder expectations for long-term value creation, compensation for similar positions at peer companies, the Compensation Committee's view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Process for Setting Compensation

        The Compensation Committee has historically performed, at least annually, a strategic review of our executive officers' compensation to determine whether we provide adequate incentives and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other similarly situated companies. The Committee's most recent review occurred in November 2011.

        Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Compensation Committee members but also our Chief Executive Officer and Vice President of Human Resources. For compensation decisions relating to executive officers other than the Chief Executive Officer, the Compensation Committee typically considers recommendations from the Chief Executive Officer. When determining compensation for the Chief Executive Officer, the Compensation Committee reviews detailed peer company comparable information, which is provided by the Vice President of Human Resources. This information includes, but is not limited to, company size as measured by revenues and number of employees, gross margins, operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA as a percentage of revenues ("EBITDA margin rate"), revenue growth rate, cash flows, growth in cash flows, earnings per share as defined by the Company, discussions among and action by the members of the Compensation Committee acting in consultation with the other independent members of the Board and market data obtained on behalf of the Compensation Committee. The Compensation Committee directed the Company's Vice President of Human Resources to engage a compensation consultant on the Compensation Committee's behalf during fiscal year 2011. The compensation consultant, Radford Compensation Consulting, was engaged in November 2011 to assist the Compensation Committee in managing the assessments of executive and Board compensation programs. The compensation consultant accomplished its assessments by reviewing the Company's peer group selection, collecting and reviewing background information (relative to the applicable markets) for the executive officers and the Board, and reviewing and commenting on the executive compensation and Board compensation analyses the Company previously prepared based on information gathered about the Company's peer group. The assessment prepared by the compensation consultant was provided to the Company's Vice President of Human Resources, which was subsequently forwarded to the Compensation Committee. The compensation consultants did not provide additional services to the Company or its affiliates in an amount in excess of $120,000 during fiscal year 2011.

        The Compensation Committee utilizes compensation data of similar positions at peer companies as a reference point to provide a general framework for compensation decisions, placing emphasis on individual performance, including individual accomplishments, evaluation of other considerations such as achievements and performance of the Company, execution of the Company's business plan and execution of the Company's strategic plan. The peer companies that are considered for purposes of this benchmarking exercise include mid-tier and larger defense contractors involved in similar business areas such as AAR Corporation, AeroVironment, Inc., Alliant Techsystems Inc., American Science & Engineering, Inc., Anaren, Inc., CACI International, Inc., Comtech Telecommunications Corp., Cubic Corporation, Digital Globe, Inc., Ducommun Inc., FLIR Systems, Inc., GeoEye, Inc., Harris Corporation, iRobot, KEYW Holding Corporation, ManTech International Corporation, Mercury

Computer Systems Inc., Microsemi Corporation, Moog, Inc., NCI, Inc., Orbital Sciences Corporation, VSE Corporation, and ViaSat, Inc.

        It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Code, which generally prohibits the Company from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe that our 1999, 2005, and 2011 Equity Incentive Plans (the "Equity Plans") are structured to qualify the stock options, restricted shares, stock unit awards and other awards issued thereunder as performance-based compensation and to maximize the tax deductibility of such awards. However, we may at our discretion pay compensation to our officers that is non-deductible.

Base Compensation

        We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our Company. We review base salaries for our named executive officers annually and salary increases, if any, are based on the executive's success in contributing to our short-term and long-term objectives, as well as any unique challenges faced by us. We also take into account the base compensation paid by companies believed to be our competitors and by other public companies with which we believe we generally compete for key executives within our market and geographical region. The Compensation Committee utilizes the compensation data from our peer companies and companies in our industry more as a frame of reference, with more emphasis and consideration on individual performance, including individual accomplishments, evaluation of other considerations such as achievements and performance of the Company, execution of the Company's business plan and execution of the Company's strategic plan.

        The factors that the Company's Chief Executive Officer takes into consideration in reaching his recommendation for compensation for each of the named executive officers (other than the Chief Executive Officer) include the size of the organization (revenues, operating income, and headcount, etc.) the named executive officer manages and the accomplishments of the named executive officer during the most recent period, including contract awards, bid and proposal pipeline, integration of acquisitions, margin improvement, and cost containment, etc. The Chief Executive Officer also reviews the size of peer companies and the size of similar and related peer companies' organizations as related to the named executive officers of the organization. The base salary of our Chief Executive Officer is reviewed and recommended by the Compensation Committee acting in consultation with the other independent members of our Board.

        In November 2011, the Compensation Committee applied the above principles and decided to adjust certain of the executive officers' salaries commensurate with their various roles and responsibilities and applied the above principles in connection with their review of peer companies' executive compensation policies, taking into consideration the size and organizational structure of those peer companies. Additional factors the Compensation Committee took into consideration in determining the base salary increases for 2012 and the incentive compensation for 2011 included the successful completion of two transformative acquisitions (Herley and Integral), as well as the strategic acquisition of SecureInfo Corporation, which expanded the Company's cyber security and information assurance offering, all which transformed Kratos' product offering during 2011, and accomplishments achieved in integrating acquired businesses, the overall increase in revenues of 77% from $408.5 million in 2010 to $723.1 million in 2011, improvement in EBITDA margins by 300 basis points, the generation of adjusted operating free cash flow excluding acquisition related expenses, the completion of the senior note offerings of $285 million and $115 million, the refinancing and increase of the Company's

$35 million revolving line of credit to $90 million and the completion of the common stock offering of $61.1 million in net proceeds.

        Based upon the above performance criteria, the Compensation Committee determined to increase Mr. DeMarco's base salary from $575,000 to $695,000, Ms. Lund's base salary from $375,000 to $425,000, Mr. Carrai's base salary from $255,000 to $310,000, Mr. Carter's base salary from $245,000 to $255,000, and Mr. Selvaggio's base salary from $275,000 to $310,000, all effective on January 1, 2012.

Annual Cash Bonus Awards

        All employees are eligible for an annual cash bonus award based upon achievement of certain individual and Company performance objectives or contributions to the Company. All executive officers have the opportunity to receive incentive compensation in the form of annual discretionary bonuses of cash based upon the achievement of certain individual and Company performance objectives during the fiscal year. Typically, target cash bonus awards are based upon a percentage of the executive's salary and range from 25% to 100% of the executive's salary. In determining the appropriate level of target bonus for each executive, the Compensation Committee considers the recommendation of the Chief Executive Officer and other information collected from public sources for similar positions at peer companies. Under the bonus plan, a majority of each executive's target bonus amount is based on goals related to the Company's achievement of specific financial targets for the fiscal year, which typically include a combination of EBITDA, EBITDA margin rates, cash flow, revenues, and other key financial metrics of the business, while the remaining portion of the bonus is based on specific individualized operational objectives. In order to receive any award on the financial targets, minimum performance levels have been established in order for an award to be achieved. Once achieved, the executive will typically receive a pro rata percentage of his or her bonus target based on linear interpolation. Generally, the executive will not receive any of the Company performance-based portion of the target bonus if the financial metrics fall below the minimum achievement threshold.

        The Compensation Committee and/or our Chief Executive Officer retain wide discretion to interpret the terms of the cash bonus plan and to identify the extent to which an individual's performance objectives have been met in any particular fiscal year. The Compensation Committee and/or the Chief Executive Officer also retain the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award even if the financial targets do not fall within the specified range, based upon an evaluation of business conditions, industry trends, and additional accomplishments achieved. In addition, the Compensation Committee and/or Chief Executive Officer may approve cash bonuses outside of the cash bonus plan. For example, the Compensation Committee and/or Chief Executive Officer may approve bonus awards in connection with an executive officer's efforts and accomplishments with respect to our strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the cash bonus plan.

        Under the incentive compensation plan, Mr. DeMarco was eligible to receive up to $575,000, or 100% of his annual salary, if financial targets and individual performance goals were achieved; Ms. Lund was eligible to receive up to $281,250, or 75% of her annual salary, if financial targets and individual performance goals were achieved; Mr. Carrai was eligible to receive up to $153,000, or 60% of his annual salary, if financial targets and individual performance goals were achieved; Mr. Carter was eligible to receive $147,000, or 60% of his annual salary if financial targets and individual performance goals were achieved; and Mr. Selvaggio was eligible to receive up to $165,000, or 60% of his annual salary, if financial targets and individual performance goals were achieved.

        Mr. DeMarco was eligible to receive a bonus of up to 100% of his salary, as determined by the Compensation Committee, based on the following strategic goals and objectives: executing the Company's stated strategic plan of building the business through strategic acquisitions; continuing the

Company's diversification of its business mix with more emphasis on products and solutions, reducing the Company's exposure to the competitive pricing pressures of a pure government services offering and growing the Company's revenues, operating income, and EBITDA; increasing the Company's EBITDA margin rates; achieving Company EBITDA margin rates within its goal of 12 to 13%; generating strong operating cash flow and maintaining a capital structure that will enable the Company to continue to execute its stated strategic plan. Ms. Lund was eligible to receive up to 40% of her annual target bonus amount if she achieved certain individual performance objectives, including specific acquisition and integration related objectives, process improvements, cost reduction and capital structure and financing transaction related objectives, and 60% of her annual target bonus amount if we achieved certain companywide financial targets (all excluding the impact of acquisitions), such as reaching consolidated revenues of $550 million or more, consolidated EBITDA goals of $60 million or more, consolidated accounts receivables/Days Sales Outstanding (DSOs) of 77 days or less, and consolidated cash flows from operations of $25 million or more. The consolidated Company financial targets were set at levels that were difficult to achieve, including a sizable assumption of new business awards, a favorable mix of contract revenues, and cost reduction actions and did not include the impact of acquisitions made in 2011.

        Messrs. Carrai, Carter, and Selvaggio were each eligible to receive up to 25% of their annual target bonus amount if they achieved certain individualized performance goals, including certain bid and proposal pipeline metrics and new contract award objectives, and 75% of their annual target amount if we achieved certain companywide financial targets (all excluding the impact of acquisitions) such as reaching consolidated revenues of $550 million or more, consolidated EBITDA of $60 million or more, and specific financial targets for the Technology & Training Solutions, Defense Engineering Solutions, and Weapon Systems Solutions divisions, respectively. The financial targets for the Technology & Training Solutions, Defense Engineering Solutions and Weapon Systems Solutions divisions were set at levels that were difficult to achieve, including a sizable assumption of new business awards, a favorable mix of contract revenues, and cost reduction actions.

        Based upon the 2011 financial performance results and the individual performance goals achieved, and taking into consideration the additional performance goals and accomplishments achieved, including the continued successful diversification of the Company's core offerings to a more product weighted offering, de-emphasizing the Company's historical pure government services offering and expanding the Company's product mix to 51% of total revenues in 2011 from 30% in 2010, resulting in expanded EBITDA margins in the Company's target 12 to 13% range, our Compensation Committee determined that the incentive compensation for 2011 for the named executive officers should reflect the accomplishments achieved by the executive management team in 2011. Accordingly, the Compensation Committee determined that Mr. DeMarco, Ms. Lund, Mr. Carrai, Mr. Carter and Mr. Selvaggio's 2011 incentive compensation should be finalized at $575,000, $300,000, $80,000, $50,000, and $50,000, respectively.

        In addition, Mr. Carrai was paid $187,500, representing the final installment due under an employment agreement dated May 29, 2009 between the Company and Mr. Carrai (which such agreement was amended and restated on January 1, 2011). Pursuant to the original agreement, Mr. Carrai was due $62,500 on December 31, 2010; under the amended and restated agreement, Mr. Carrai was entitled to receive the remaining three incentive compensation payments of $62,500 each on April 1, July 1, and October 1, 2011. These retention payments relate to the renegotiation of Mr. Carrai's existing severance and employment agreement that Kratos assumed with the SYS acquisition in June 2008.

Equity Compensation

        We believe that equity ownership by our executive officers provides important incentives for such officers to make decisions and take actions that maximize long-term stockholder value. The

Compensation Committee develops its equity award determinations based on its judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, provide sufficient incentives to build stockholder value and align the interests of our executive officers with those of our stockholders, and are sufficient to retain, motivate and adequately reward each of our executives. This judgment is based in part on information provided by reviewing the equity compensation practices of companies believed to be our competitors and by other public companies with which we believe we generally compete for key executives.

        We grant equity compensation to our executive officers and other employees under our Equity Plans. Equity awards generally vest over a five-year period from the date of grant, with either (i) 50% of the shares subject to the award vesting on the five year anniversary of the grant date and the remaining 50% vesting at the rate of 20% per year on each anniversary of the grant date; or (ii) 100% of the shares subject to the award vesting on the fifth anniversary of the grant date. Grants to our Corporate executive officers, which include our Chief Executive Officer, Chief Financial Officer, General Counsel, and Corporate Controller, typically vest on a ten-year cliff with 100% of the shares subject to the award vesting on the tenth anniversary of the grant date. Our equity awards typically have a ten-year contractual term. In addition, as of April 1, 2008, our employees, including our executive officers, have been eligible to purchase shares of our common stock under the Purchase Plan.

        The Compensation Committee reviews and approves all grants made to our executives under the Equity Plans and in connection with the initial hiring, promotions, extraordinary achievements or compensation adjustments. In addition to these factors, the size and timing of grants are generally subject to policies established by the Compensation Committee regarding the position of the grantee within our Company, the overall number of options actually granted to the optionee in the past and the extent of vesting of prior grants. In general, the option grants are also subject to post-termination and change-in-control provisions. In January 2007, the Board adopted a policy of granting equity ownership to our executive officers through RSUs and for various business reasons, we generally discontinued the use of stock options as a form of equity compensation and instead began to issue RSUs on a limited basis. No options were granted to executive officers during fiscal years 2009, 2010, or 2011. Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, during fiscal year 2011, the Company granted RSU awards to the named executive officers as set forth in the table below.

Grantee Officer	No. Restricted Stock Unit Awards Granted During Fiscal Year 2011
Eric DeMarco	75,000	(1)
Deanna Lund	30,000	(1)
Phillip Carrai	15,000	(2)
David Carter	15,000	(2)
Richard Selvaggio	20,000	(2)

(1)
These RSUs were granted on January 3, 2011 and vest at the earlier of (i) ten years from the date of grant, (ii) upon a change of control of the Company, or (iii) upon termination of employment without cause. The vesting schedule was established by the Compensation Committee to align the executive corporate management's interest with long term stockholder objectives.

(2)
These RSUs were granted on January 3, 2011 and vest at the earlier of (i) five years from the date of grant or (ii) upon a change in control of the Company. The vesting schedule was established by the Compensation Committee to align the executive officers' interests with long term stockholder objectives.

        In addition, on January 3, 2012, the Compensation Committee granted further RSU awards to the named executive officers as set forth in the table below. Mr. DeMarco and Ms. Lund's RSUs vest fully at the earlier of (i) ten years from the date of grant, (ii) upon a change in control of the Company, or (iii) upon termination of employment without cause. Mr. Carrai, Mr. Carter, and Mr. Selvaggio's RSUs vest fully at the earlier of (i) five years from the date of grant or (ii) upon a change in control of the Company.

Grantee Officer	No. Restricted Stock Unit Awards Granted on January 3, 2012
Eric DeMarco	150,000
Deanna Lund	50,000
Phillip Carrai	30,000
David Carter	20,000
Richard Selvaggio	30,000

Executive Benefits and Perquisites

        All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all benefits eligible employees on an equal basis. It is generally our policy not to extend significant perquisites to executives that are not available to employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Change in Control and Severance Benefits

        Pursuant to employment agreements with Mr. DeMarco, Mr. Carrai, Mr. Carter, and Mr. Selvaggio and a severance and change-in-control agreement with Ms. Lund, we provide these officers the opportunity to receive additional compensation and benefits in the event of their termination under certain circumstances or a change in control of the Company. Severance and change-in-control provisions are summarized below in the section entitled "Employment Agreements; Potential Payments Upon Termination or Change in Control." The Compensation Committee's analysis indicates that our severance and change-in-control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe that our severance and change-in-control arrangements with our executive officers are reasonable and within the range offered by peer companies.

Risks Related to Compensation Policies and Practices

        The Compensation Committee has considered whether the Company's overall compensation program for employees in 2012 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short term compensation incentives that we believe is properly weighted, the uniformity of compensation policies across the Company, and the use of our 2012 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company as a baseline for our annual incentive plan targets. We also believe the Company's internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long term business transaction in exchange for short term compensation benefits.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee reviews and approves our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Scot Jarvis, Chairperson Bandel Carano William Hoglund

        The foregoing Compensation Committee Report is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended , except to the extent we specifically incorporate this report by reference.

Summary Compensation Table

        The following table summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (collectively, the "named executive officers") for fiscal years 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Award(s) ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total Compensation ($)
Eric DeMarco	2011	571,731	575,000	987,750	—	—		38,490	(3)	2,172,971
President and Chief Executive	2010	476,539	490,000	557,965	—	—		16,375	(4)	1,540,879
Officer	2009	440,000	—	420,000	—	550,000	(5)	23,775	(6)	1,433,775
Deanna Lund	2011	374,039	300,000	395,100	—	—		25,448	(7)	1,094,587
Executive Vice President and	2010	344,615	262,500	334,779	—	—		11,025	(8)	952,919
Chief Financial Officer	2009	321,827	—	280,000	—	309,375	(5)	11,025	(8)	922,227
Phillip Carrai	2011	254,731	80,000	197,550	—	187,500	(9)	11,025	(8)	730,806
President, Technology &	2010	245,456	50,000	279,527	—	62,500	(9)	11,025	(8)	648,508
Training Solutions Division
David Carter	2011	244,615	50,000	197,550	—	—		11,008	(8)	503,173
President, Defense Engineering	2010	230,962	55,000	279,527	—	—		6,125	(8)	571,614
Solutions Division
Richard Selvaggio	2011	271,538	59,606	263,400	—	—		11,025	(8)	605,569
President, Weapon Systems	2010	235,962	109,606	279,527	—	—		11,025	(8)	636,120
Solutions Division

(1)
Represents cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos' cash bonus plans are typically paid based on the achievement of certain objectives approved by the Compensation Committee as described in further detail above. In addition, the Compensation Committee made the decision to award Ms. Lund a discretionary bonus of $18,750 in 2011 in recognition of individual achievements.

(2)
The amounts shown equal the fair value of RSU awards at the date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock

  Compensation ("Topic 718"). We caution that the amount ultimately realized from the RSU awards will likely vary based on a number of factors, including our actual operating performance and stock price fluctuations and the timing of sales. A discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 11 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2011 filed with the SEC on March 7, 2012.

(3)
Represents the taxable income attributable to Mr. DeMarco for his use of a Company automobile in the amount of $5,350, a cash payout of $22,115 for paid time off, and the Company's matching contribution to the 401(k) plan of $11,025.

(4)
Represents the taxable income attributable to Mr. DeMarco for his use of a Company automobile in the amount of $5,350 and the Company's matching contribution to the 401(k) plan of $11,025.

(5)
Represents bonuses under the annual cash bonus plan to named executive officers (described in further detail above) and retention cash bonus plan in 2009 to named executive officers (described in further detail in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2010) earned in the referenced fiscal year. Annual cash bonus awards under the cash bonus plan are typically paid based on the achievement of certain individual and Kratos performance objectives approved by the Compensation Committee as described in further detail above. Retention cash bonus award criteria are described in further detail in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2010.

(6)
Represents the taxable income attributable to Mr. DeMarco for his use of a Company automobile in the amount of $12,750 and the Company's matching contribution to the 401(k) plan of $11,025.

(7)
Represents the Company's matching contribution to the 401(k) plan of $11,025 and a cash payout of $14,423 for paid time off.

(8)
Represents the Company's matching contribution to the 401(k) plan.

(9)
Represents a retention payment pursuant to Mr. Carrai's employment agreement with the Company. See the description of the amended and restated employment agreement with Mr. Carrai below.

Grants of Plan-Based Awards

        The following table sets forth for the fiscal year ended December 25, 2011 certain information regarding grants of plan-based awards to each of our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)
Eric DeMarco		—	575,000	575,000
	1/3/2011				75,000	987,750	(3)
Deanna Lund		—	281,250	281,250
	1/3/2011				30,000	395,100	(3)
Phillip Carrai		—	153,000	153,000
	1/3/2011				15,000	197,550	(3)
David Carter		—	147,000	147,000
	1/3/2011				15,000	197,550	(3)
Richard Selvaggio		—	165,000	165,000
	1/3/2011				20,000	263,400	(3)

(1)
Amounts shown are the estimated possible payouts for fiscal year 2011 under the annual cash bonus program, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2011 fiscal year are reported in the above Summary Compensation Table under the column "Bonus."

(2)
Amounts shown represent RSUs granted under the 2005 Equity Incentive Plan to the named executive officers in fiscal year 2011 as more fully described above.

(3)
The fair value of stock and option awards as calculated in accordance with Topic 718 is $13.17 per share.

Outstanding Equity Awards at December 25, 2011

        The following table sets forth the outstanding equity awards for each named executive officer as of December 25, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Exercise Price ($)		Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Eric DeMarco	124,999		61.90	(4)	11/17/2013
	50,000	(5)	60.50		8/18/2014
	22,500	(5)	53.80		8/9/2015
						348,125	(6)	2,154,894
Deanna Lund	20,000	(5)	61.90	(7)	4/20/2014
	10,000	(5)	60.50		8/18/2014
	10,000		53.80		8/9/2015
						120,000	(6)	742,800
Phillip Carrai						42,000	(8)	259,980
David Carter						42,000	(9)	219,745
Richard Selvaggio	1,400		20.80		10/3/2016	47,600	(10)	294,644

(1)
All options listed are fully vested and exercisable.

(2)
Expiration date assumes that optionee remains in service of the Company through the full term of the stock option grant.

(3)
Represents the aggregate market value of the unvested RSU awards held by the named executive officers as of December 25, 2011, based on the closing price of a share of Kratos common stock of $6.19 on December 23, 2011.

(4)
Represents option shares that were originally granted to Mr. DeMarco on November 17, 2003, with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the Company with an exercise price of more than $100.00 per share. The option was cancelled and reissued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the Company's closing stock price on the NASDAQ Global Select Market on December 30, 2005.

(5)
Represents option shares granted to the named executive officers with respect to which the vesting was subsequently accelerated on December 29, 2006, when the Board approved the acceleration of vesting of all outstanding options issued prior to June 30, 2006 under the 1999 Equity Incentive and 2000 Nonqualified Stock Option Plans.

(6)
The unvested RSU awards vest at the earlier of (i) 10 years from the date of grant; (ii) upon a change in control of the issuer; or (iii) upon termination of employment without cause. Mr. DeMarco was granted 98,750 RSUs on January 30, 2007, 49,375 RSUs on March 26, 2007, 45,000 RSUs on January 4, 2008, 30,000 RSUs on January 2, 2009, 50,000 RSUs on January 2, 2010, and 75,000 RSUs on January 3, 2011. Ms. Lund was granted 20,000 RSUs on January 30, 2007, 10,000 RSUs on March 26, 2007, 10,000 RSUs on January 4, 2008, 20,000 RSUs on January 2, 2009, 30,000 RSUs on January 2, 2010, and 30,000 RSUs on January 3, 2011.

(7)
Represents option shares originally granted to Ms. Lund on April 20, 2004, with respect to which the vesting was accelerated on May 18, 2005, pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the Company with an exercise price of more than $100.00 per share. These options were cancelled and reissued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of Kratos' closing stock price on the NASDAQ Global Select Market on December 30, 2005.

(8)
Comprised of: (i) 12,000 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 2, 2010 until fully vested on January 2, 2015, provided that all such units shall immediately vest upon a change in control of the Company; (ii) 6,000 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 2, 2009 until fully vested on January 2, 2014, provided that all such units shall immediately vest upon a change in control of the Company or termination of employment without cause; (iii) 9,000 RSUs, which vest at the earlier of (x) five years from May 11, 2010, or (y) upon a change in control of the Company; and (iv) 15,000 RSUs, which vest at the earlier of (x) five years from January 3, 2011, or (y) upon a change in control of the Company.

(9)
Comprised of: (i) 12,000 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 2, 2010 until fully vested on January 2, 2015, provided that all such units shall immediately vest upon a change in control of the Company; (ii) 6,000 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 2, 2009 until fully vested on January 2, 2014, provided that all such units shall immediately vest upon a change in control of the Company or termination of employment without cause; (iii) 9,000 RSUs, which vest at the earlier of (x) five years from May 11, 2010, or (y) upon a change in control of the Company; (iv) 7,500 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 3, 2011 until fully vested on January 3, 2016, provided that all such units shall immediately vest upon a change in control of the Company; and (v) 7,500 RSUs, which vest at the earlier of (x) five years from January 3, 2011or (y) upon a change in control of the Company.

(10)
Comprised of: (i) 600 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 4, 2008 until fully vested on January 4, 2013; (ii) 6,000 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 2, 2009 until fully vested on January 2, 2014, provided that all such units shall immediately vest upon a change in control of the Company or termination of employment without cause; (iii) 12,000 RSUs, which vest as to 20% of the total number of shares subject to the RSU award on each anniversary of January 2, 2010 until fully vested on January 2, 2015, provided that all such units shall immediately vest upon a change in control of the Company; (iv) 9,000 RSUs, which vest at the earlier of (x) five years from May 11, 2010, or (y) upon a change in control of the Company; and (iv) 20,000 RSUs, which vest at the earlier of (x) five years from January 3, 2011, or (y) upon a change in control of the Company.

Option Exercises and Stock Vested

        There were no exercises of stock options by our named executive officers during fiscal year ended December 25, 2011.

        The following table shows RSUs vested for the named executive officers during the fiscal year ended December 25, 2011:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric DeMarco	—	—
Deanna Lund	—	—
Phillip Carrai	5,000	68,500
David Carter	5,000	68,500
Richard Selvaggio	5,380	73,726

Employment Agreements; Potential Payments Upon Termination or Change in Control

        In addition to other compensation arrangements described elsewhere in this Proxy Statement, we have entered into agreements with five of our named executive officers as follows:

Employment Agreement with Eric DeMarco

        On November 14, 2003, we entered into an Executive Employment Agreement with Mr. DeMarco, which was subsequently amended and restated, most recently on August 4, 2011 (as amended, the "DeMarco Agreement"). Among other things, the terms of the DeMarco Agreement provide for Mr. DeMarco's compensation, eligibility to receive annual incentive awards and to participate in long term incentive, employee benefit and retirement programs.

        In the event that Mr. DeMarco is terminated without cause or upon a change of control followed by a triggering event, he will be entitled to receive a lump sum payment equal to the sum of three times his current base salary, plus three times his maximum target bonus potential for the year in which he was terminated, less any bonus amounts already received for such year, accelerated vesting of all equity awards and participation for Mr. DeMarco and his dependents in our employee health care program for three years or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Receipt of the foregoing severance compensation is conditioned upon, among other things, Mr. DeMarco's compliance with the one year post-termination nonsolicitation provision set forth in the DeMarco Agreement and execution of a full general release releasing the Company from all claims the executive may have against the Company. For the avoidance of doubt, Mr. DeMarco's entitlement to the severance compensation described above shall remain in full force and effect in the event of a change of control of the Company. Additionally, in the event that there is a change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 100% of all outstanding and unvested equity awards.

        The timing of severance payments and benefits under the DeMarco Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Mr. DeMarco's employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as "excess parachute payments" within the meaning of Section 280G of the Code ("Section 280G").

        The vesting terms of Mr. DeMarco's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Mr. DeMarco's unvested RSUs will vest in the event of a termination of service without cause and a change of control. Assuming a termination without cause had occurred on December 23, 2011, this provision would have resulted in accelerated vesting of unvested equity awards valued at $2,154,894.

        If Mr. DeMarco had been terminated on December 23, 2011 without cause or in connection with a change in control, he would have received the following benefits under his employment agreement; (i) a lump sum payment of $3,450,000, equal to three times his current base salary and three times his maximum target bonus potential for the year; (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 23, 2011 of $2,154,894; (iii) continued participation by Mr. DeMarco and his family in the Company's group health insurance benefits on the same terms as during his employment until the earlier of three years following his termination or procurement of health care coverage through another employer, provided that if the Company's insurance carrier will not allow for such benefits continuation the Company shall pay the premiums required to continue Mr. DeMarco's group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), with an aggregate annual cost of $19,857.

        For purposes of the DeMarco Agreement, the terms "cause," "change of control" and "triggering event" have the following meanings:

        Cause.    As defined more completely in the executive's employment agreement, "cause" means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of executive with respect to executive's obligations or otherwise relating to the business of the Company, (ii) executive's material breach of the agreement or the Company's standard form of confidentiality agreement, (iii) executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) executive's willful neglect of his duties or poor performance.

        Change of Control.    As defined more completely in the executive's employment agreement, "change of control" means any one of the following occurrences: (i) any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) becomes the "beneficial owner" within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company's then-outstanding securities, but only to the extent that such ownership constitutes a "change in the ownership" of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) during any consecutive one-year period following the date of the employment agreement, individuals who constituted the Board at the beginning of such period or their approved replacements (the "Beginning Board") cease for any reason to constitute a majority of the Board, but only to the extent that such acquisition constitutes a "change in the effective control" of Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), (iii) a merger or consolidation of Company with any other corporation unless: (a) the voting securities of Company outstanding immediately before the merger or consolidation would continue to represent at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no acquiror becomes the "beneficial owner," directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company's then outstanding securities, but only to the extent that such ownership constitutes a "change in the ownership" of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), and (iv) any person acquires all, or substantially all, of Company's assets, but only to the extent that such acquisition results in a "change in the ownership of a substantial portion" of Company's assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).

        Triggering Event.    As defined more completely in the executive's employment agreement, "triggering event" means (i) executive's termination from employment by the Company without cause, (ii) a material change in the nature of executive's job or responsibilities, or (iii) the relocation of executive's principal place of work to a location more than 30 miles from the location executive was assigned to immediately prior to the change of control and such relocation results in executive's one-way commute to work increasing by more than 30 miles from the executive's principal place of residence as of immediately prior to the announcement of such relocation, and (iv) the Company's material breach of the agreement.

Severance and Change of Control Agreement with Deanna Lund

        On March 28, 2005, we entered into a Severance and Change of Control Agreement with Ms. Lund, which was subsequently amended and restated, most recently on August 4, 2011 (as amended, the "Severance Agreement"). The terms of this amended and restated agreement provide that, upon a change of control of the Company, Ms. Lund shall be entitled to accelerated vesting of 100% of all of her outstanding and unvested stock options and other equity awards. In the event of a termination without cause, Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and other equity awards. The Severance Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause prior to a change of control, she is entitled to (A) severance compensation equal to one year of her base salary then in effect and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, or (ii) if she terminates as a result of a triggering event after a change of control, she is entitled to: (A) severance compensation equal to two years of her base salary then in effect, plus her maximum potential bonus amount for two years and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation. The definitions of cause, change of control and triggering event set forth in the Severance Agreement are consistent with the definitions set forth in the DeMarco Agreement, as described above.

        The timing of severance payments and benefits under the Severance Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Ms. Lund's severance agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as "excess parachute payments" within the meaning of Section 280G.

        The vesting terms of Ms. Lund's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Ms. Lund's unvested RSUs will vest in the event of a termination of service without cause and a change of control. Assuming a termination without cause had occurred on December 23, 2011, this provision would have resulted in accelerated vesting of unvested equity awards valued at $742,800.

        Under the Severance Agreement, if Ms. Lund had been terminated without cause on December 23, 2011, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $375,000 and (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $13,028, and the accelerated vesting of her RSU awards with an aggregate market value on December 23, 2011 of $742,800. If Ms. Lund terminated on December 23, 2011 as a result of a triggering event after a change of control she would have received the following benefits: (i) severance compensation equal to two years of her base salary and target bonus then in effect, in the amount of $1,312,500, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $26,056, and (iii) the accelerated vesting of her RSUs with an aggregate market value on December 23, 2011 of $742,800.

Employment Agreement with Phillip Carrai

        On January 1, 2011, we entered into an Amended and Restated Employment Agreement with Mr. Carrai, which was subsequently amended on August 4, 2011 (as amended, the "Carrai Agreement"). Under the terms of the Carrai Agreement, Mr. Carrai's annual base salary is $255,000. Under Mr. Carrai's prior employment agreement dated May 29, 2009, Mr. Carrai was entitled to receive incentive/retention compensation totaling $250,000, which amount was paid in four equal installments of $62,500 on each of December 31, 2010, April 1, 2011, July 1, 2011, and February 3, 2012. In addition, Mr. Carrai is entitled to receive additional annual discretionary incentive compensation of up to 60% of his base salary. In the event of his termination without cause, the Carrai Agreement provides that Mr. Carrai shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date and (ii) any incentive compensation earned as of the termination date. In addition, in the event Mr. Carrai is terminated without cause within six months following a change of control, Mr. Carrai is entitled to receive continued payment of his base salary for a period of twelve months.

        For purposes of the Carrai Agreement, cause is defined as (i) executive breaching any material provision of the agreement, (ii) executive being indicted or convicted of any felony, (iii) executive committing any act of fraud, misappropriation of funds or embezzlement, or (iv) executive committing any act, or failing to take any action, the effect of which is to bring the Company into disrepute with any of its customers, including, but not limited to a material violation of the Company's code of legal and ethical conduct. The definition of a change of control set forth in the Carrai Agreement is consistent with the definition set forth in the DeMarco Agreement, as described above.

        The vesting terms of Mr. Carrai's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Carrai will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 23, 2011, this provision would have resulted in accelerated vesting of unvested equity awards valued at $259,980. If Mr. Carrai had been terminated on December 23, 2011 without cause, he would have received the following benefits under his employment agreement: (i) severance compensation equal to $255,000 to be paid over twelve months; and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 23, 2011 of $37,140. If Mr. Carrai had been terminated on December 23, 2011 in connection with a change in control, he would have received the following benefits under his employment agreement: (i) severance compensation equal to twelve months of his base salary then in effect, which was $255,000 annually; and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 23, 2011 of $259,980.

Employment Agreement with David Carter

        On July 22, 2010, we entered into an Employment Agreement with Mr. Carter, which was subsequently amended on August 4, 2011 (as amended, the "Carter Agreement"). Under the terms of the agreement, Mr. Carter's annual base salary is $235,000 and he is entitled to receive annual discretionary incentive compensation of up to 60% of his base salary. In the event of the termination of Mr. Carter's employment with the Company without cause, Mr. Carter shall be entitled to receive continued payment of his base salary for a period of six months following the termination date. In the event Mr. Carter is terminated without cause within six months following a change of control, he shall be entitled to receive continued payment of his base salary for a period of twelve months following the termination date.

        For purposes of the Carter Agreement, cause is defined as (i) executive's willful violation of posted policy or rules of the Company, (ii) executive's willful refusal to follow the lawful directions given by executive's direct supervisor or the president of the Company from time to time or breach of any material covenant or obligation under the agreement or any other agreement with the Company, or (iii) executive's breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company. The definition of change of control as set forth in the Carter Agreement is consistent with the definition set forth in the DeMarco Agreement, as described above.

        The vesting terms of Mr. Carter's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Carter will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 23, 2011, this provision would have resulted in accelerated vesting of unvested equity awards valued at $259,980. If Mr. Carter had been terminated on December 23, 2011 without cause, he would have received the following benefits under his employment agreement: (i) severance compensation equal to six months of his base salary then in effect, which was $245,000 annually and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 23, 2011 of $37,140. If Mr. Carter had been terminated on December 23, 2011 in connection with a change in control, he would have received the following benefits under his employment agreement: (i) severance compensation equal to twelve months of his base salary then in effect, which was $245,000 annually and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 23, 2011 of $259,980.

Employment Agreement with Richard Selvaggio

        On August 4, 2010, we entered into an Employment Agreement with Mr. Selvaggio, which was subsequently amended on August 4, 2011 (as amended, the "Selvaggio Agreement"). Under the terms of the Selvaggio Agreement, Mr. Selvaggio's annual base salary is $275,000 and he is entitled to receive annual discretionary incentive compensation of up to 60% of his base salary. In the event of the termination of Mr. Selvaggio's employment with the Company without cause, Mr. Selvaggio shall be entitled to receive continued payment of his base salary for a period of six months following the termination date. In the event Mr. Selvaggio is terminated without cause within six months following a change of control, he shall be entitled to receive continued payment of his base salary for a period of twelve months following the termination date.

        For purposes of the Selvaggio Agreement, cause is defined as (i) executive's willful violation of posted policy or rules of the Company, (ii) executive's willful refusal to follow the lawful directions given by executive's direct supervisor or the president of the Company from time to time or breach of any material covenant or obligation under the agreement or any other agreement with the Company, or (iii) executive's breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company. The definition of change of control as set forth in the Selvaggio Agreement is consistent with the definition set forth in the DeMarco Agreement, as described above.

        The vesting terms of Mr. Selvaggio's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Selvaggio will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 23, 2011, this provision would have resulted in accelerated vesting of unvested equity awards valued at $294,644. If Mr. Selvaggio had been terminated on December 23, 2011 without cause, he would have received the following benefits under his employment agreement: (i) severance compensation equal to six months of his base salary then in effect, which was $275,000 annually and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 23, 2011 of $37,140. If Mr. Selvaggio had been terminated on December 23, 2011 in connection with a change in control, he would have received the following benefits under his employment agreement: (i) severance compensation equal to twelve months of his base salary then in effect, which was $275,000 annually and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 23, 2011 of $294,644.

 DIRECTOR COMPENSATION

        The following table summarizes the quarterly retainer and committee fees payable to our non-employee directors during the fiscal year ended December 25, 2011. All such fees are paid quarterly in arrears.

	December 27, 2010 through March 8, 2011		March 9, 2011 through December 26, 2011(1)
Board Member Quarterly Retainer	$3,500		$5,000
Audit Committee Chair Quarterly Retainer	$3,000		$3,000
Non-Audit Committee Chair Quarterly Retainer	$1,000		$2,000
Board In-Person Meeting Fee (per meeting)	$4,000		$4,000
Board Conference Call Fee (per call)	$2,000		—
Board Chair In-Person Meeting Fee(2)	—		$4,000
Board Chair Meeting & Conference Call Fee(2)	$2,000		—
Committee In-Person Meeting Fee	$1,000		$1,000
Committee Conference Call Fee (per call)	$500		—
Audit Committee Chair Meeting Fee(3)	$2,000		—
Audit Committee Chair Conference Call Fee (per call)(4)	$1,000		—
Audit Committee In-Person Meeting Fees	—		$1,000
Other Audit Committee Matters(5)	$1,000 to $4,000		—
Annual RSU Award	1,000 shares	(6)	4,000 shares	(7)

(1)
On March 9, 2011, the Company's Compensation Committee revised the director compensation structure for fiscal 2011, which revised compensation was applicable for all meetings held after such date. On March 15, 2012, the Board established the Audit Committee In-Person and Telephonic Meeting Fees as $1,000 per meeting.

(2)
In addition to any Board in-person meeting or conference call fees.

(3)
Separate from and not in addition to the committee meeting fee.

(4)
Separate from and not in addition to the committee call fee.

(5)
As determined by the Chairman of the Board.

(6)
Which vest 25% on each anniversary of the grant date.

(7)
Which vest 100% on the five year anniversary of the grant date.

        Our directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.

Director Summary Compensation Table

        The following table summarizes the total compensation that our directors (other than directors who are named executive officers) earned during the fiscal year ended December 25, 2011 for services rendered as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Scott Anderson(3)	59,500	45,800	—	—	105,300
Bandel Carano(4)	—	—	53,509	—	53,509
William Hoglund(5)	69,500	45,800	—	—	115,300
Scot Jarvis(6)	57,000	45,800	—	—	102,800
Jane Judd(7)	43,500	45,800	—	—	89,300
Samuel Liberatore(8)	40,500	45,800	—	—	86,300

(1)
Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of RSUs. On January 3, 2011, each of Messrs. Anderson, Hoglund, Jarvis, and Liberatore and Ms. Judd were granted 1,000 RSUs for their service on the Board. On June 6, 2011, each of Messrs. Anderson, Hoglund, Jarvis, and Liberatore and Ms. Judd were granted 3,000 RSUs for their service on the Board, as a result of the revised director compensation structure adopted on March 9, 2011. The grant date fair value of each RSU granted on January 3, 2011 was $13.34 and $10.82 for RSUs granted on June 6, 2011. The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 7, 2012.

(2)
Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of options to purchase shares of Kratos. The following awards of stock options during 2011 were made pursuant to the Non-Management Directors Stock Option Fee Program, of which Mr. Carano is the only participant: (a) March 10, 2011, fully vested stock option to purchase 1,188 shares of common stock in lieu of $16,500 accrued directors' fees; (b) May 27, 2011, fully vested stock option to purchase 1,000 shares of common stock in lieu of $12,000 accrued directors' fees; (c) September 15, 2011, fully vested stock option to purchase 1,412 shares of common stock in lieu of $12,000 accrued directors' fees; and (d) November 14, 2011, fully vested stock option to purchase 2,254 shares of common stock in lieu of $13,000 accrued directors' fees. Mr. Carano's options granted in 2011 had an aggregate grant date fair value ranging from $13.89 to $5.77. The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 7, 2012.

(3)
Mr. Anderson had fully vested outstanding options to purchase 10,000 shares and held 6,000 RSUs as of December 25, 2011.

(4)
Mr. Carano had fully vested outstanding options to purchase 28,991 shares as of December 25, 2011.

(5)
Mr. Hoglund had fully vested outstanding options to purchase 10,000 shares and held 8,000 RSUs as of December 25, 2011.

(6)
Mr. Jarvis had fully vested outstanding options to purchase 10,000 shares and held 6,000 RSUs as of December 25, 2011.

(7)
Ms. Judd held 4,000 RSUs as of December 25, 2011.

(8)
Mr. Liberatore held 11,100 RSUs as of December 25, 2011.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 31, 2012 by (i) each stockholder known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Named Executive Officers(2)
Eric DeMarco	246,641	(3)	*
Deanna Lund	56,604	(4)	*
Phillip Carrai	29,143	(5)	*
David Carter	13,690	(6)	*
Richard Selvaggio	10,482	(7)	*
Directors
Scott Anderson	73,401	(8)	*
c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075
Bandel Carano	854,530	(9)	2.63%
Oak Investment Partners 525 University Avenue, Suite 1300 Palo Alto, CA 94301
William Hoglund	8,000	(10)	*
P.O. Box 1914 Wilson, WY 83014
Scot Jarvis	48,200	(11)	*
c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075
Jane Judd	5,000		*
4820 Eastgate Mall, Suite 200 San Diego, CA 92121
Samuel Liberatore	1,325	(12)	*
4820 Eastgate Mall, Suite 200 San Diego, CA 92121
5% Stockholders:
Wellington Management Company, LLP	2,887,119	(13)	8.88%
280 Congress Street Boston, MA 02210
T. Rowe Price Associates, Inc.	2,535,246	(14)	7.80%
100 E. Pratt Street Baltimore, MD 21202
Paradigm Capital Management, Inc.	2,457,810	(15)	7.56%
Nine Elk Street Albany, NY 12207
BlackRock, Inc.	1,952,197	(16)	6.00%
40 East 52nd Street New York, NY 10022
State of Wisconsin Investment Board	1,716,397	(17)	5.28%
121 East Wilson Street Madison, WI 53703
All Directors and Executive Officers as a Group (14 persons)	1,403,666		4.32%
Total Shares Outstanding	32,511,287

*
Represents less than one percent (1%).

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of March 31, 2012. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 32,511,287 shares of common stock outstanding on March 31, 2012.

(2)
The address for all executive officers is 4820 Eastgate Mall, Suite 200, San Diego, CA 92121.

(3)
Includes 5,678 shares held in Kratos' 401(k) Plan, 7,156 shares purchased through the Kratos Employee Stock Purchase Plan, and 197,499 shares subject to options exercisable within 60 days from March 31, 2012.

(4)
Includes 5,531 shares held in Kratos' 401(k) Plan, 5,073 shares purchased through the Kratos Employee Stock Purchase Plan, and 40,000 shares subject to options exercisable within 60 days from March 31, 2012.

(5)
Includes 4,963 shares held in Kratos' 401(k) Plan and 1,152 shares purchased through the Kratos Employee Stock Purchase Plan.

(6)
Includes 1,651 shares held in Kratos' 401(k) Plan and 2,821 shares purchased through the Kratos Employee Stock Purchase Plan.

(7)
Includes 2,624 shares held in Kratos' 401(k) Plan and 1,400 shares subject to options exercisable within 60 days from March 31, 2012.

(8)
Includes 8,000 shares subject to options exercisable within 60 days from March 31, 2012 and 2,000 shares held by the Anderson Family Trust for the benefit of Mr. Anderson's children. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Family Trust.

(9)
Includes 28,930 shares subject to options held by Mr. Carano that are exercisable within 60 days of March 31, 2012. Includes 255 shares of common stock held directly by Mr. Carano, 267,786 shares of common stock held by Oak Investment Partners IX, Limited Partnership, 2,853 shares of common stock held by Oak IX Affiliates Fund, Limited Partnership, 6,427 shares of common stock held by Oak IX Affiliates Fund-A, Limited Partnership, 539,618 shares of common stock held by Oak Investment Partners X, Limited Partnership, and 8,661 shares of common stock held by Oak X Affiliates Fund, Limited Partnership. Mr. Carano is a managing member of each of the Oak IX Funds and a managing member of each of the Oak X Funds listed above, and, as such, may be deemed to possess shared and indirect beneficial ownership of the shares of common stock held by such entities. Mr. Carano, Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. each disclaims the existence of a group and each disclaims beneficial ownership of any securities (except to the extent of such person's or entity's pecuniary interest in such securities) other than any securities listed herein as being directly owned by such person or entity.

(10)
Includes 8,000 shares subject to options exercisable within 60 days from March 31, 2012.

(11)
Includes 8,000 shares subject to options exercisable within 60 days from March 31, 2012.

(12)
Includes 925 shares held in Kratos' 401(k) Plan.

(13)
Based on information contained in a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP ("Wellington") on February 14, 2012 with respect to holdings of Kratos common stock as of December 31, 2011. Wellington reported that it had shared voting power with respect to an aggregate of 1,847,753 shares and shared dispositive power with respect to an aggregate of 2,887,119 shares. The securities as to which the Schedule 13G/A was filed by Wellington, in its capacity as investment adviser, are owned of record by clients of Wellington.

(14)
Based on information contained in a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates") on February 9, 2012 with respect to holdings of Kratos common stock as of December 31, 2011. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,900,000 shares, representing 5.8% of the shares outstanding), for which Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(15)
Based on information contained in a Schedule 13G filed with the SEC by Paradigm Capital Management, Inc. ("Paradigm") on February 13, 2012 with respect to holdings of Kratos common stock as of December 31, 2011. Paradigm reported that it had sole voting and dispositive power with respect to these shares.

(16)
Based on information contained in a Schedule 13G/A filed with the SEC by the BlackRock Inc. ("BlackRock") on February 13, 2012 with respect to holdings of Kratos common stock as of December 30, 2011. BlackRock reported that it had sole voting and dispositive power with respect to these shares.

(17)
Based on information contained in a Schedule 13G/A filed with the SEC by the State of Wisconsin Investment Board ("WIB") on February 14, 2012. WIB reported that it had sole voting and dispositive power with respect to these shares.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        Information about our equity compensation plans as of December 25, 2011 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	Weighted Average Exercise Price of Outstanding Options, and Rights(3)	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Stockholders(1)	2,366	$31.80	3,474	(4)
Equity Compensation Plans Not Approved by Stockholders(2)	628	$11.76	—
Total	2,994		3,474

(1)
Includes the Herley 1996 Stock Option Plan, Herley 1997 Stock Option Plan, Herley 1998 Stock Option Plan, Herley 2000 Stock Option Plan, Herley 2003 Stock Option Plan, Integral Amended and Restated 2002 Stock Option Plan, Integral 2008 Stock Incentive Plan, 1999 Stock Option Plan, 2005 Equity Incentive Plan, 2011 Equity Incentive Plan, and the Purchase Plan.

(2)
Includes the 2000 Non-Statutory Stock Option Plan, 1998 Digital Fusion, Inc. Stock Option Plan, 1999 Digital Fusion, Inc. Stock Option Plan, Digital Fusion, Inc. Stock Option and Stock Incentive Plans, the Henry Bros. Electronics, Inc. 1999 Stock Option Plan, 2002 Henry Bros. Electronics, Inc. Stock Option Plan, and 2006 Henry Bros. Electronics, Inc. Stock Option Plan.

(3)
The weighted-average exercise price does not take into account approximately 1,222 thousand shares of common stock issuable upon vesting of outstanding stock awards, which have no exercise price.

(4)
Includes approximately 813 thousand shares reserved for issuance under the Purchase Plan.

        The foregoing table does not include information with respect to the Amended and Restated Herley 2010 Stock Plan (the "2010 Herley Plan") and the Amended and Restated Integral 2008 Stock Incentive Plan (the "2008 Integral Plan") the assumption of which were confirmed by the Board on February 20, 2012. On March 8, 2012, the Company registered an aggregate of approximately 1,535,000 shares of common stock on a Form S-8 Registration Statement, of which approximately 504,000 shares are issuable under the 2010 Herley Plan and approximately 1,032,000 shares are issuable under the 2008 Integral Plan.

        As of March 31, 2012, 428,049 securities remain available for grant under the 2010 Herley Plan and 1,190,856 securities remain available for grant under the 2008 Integral Plan.

        For more information regarding our equity compensation plans, see Note 11 to the audited financial statements included in our Form 10-K filed with the SEC on March 7, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent (10%) of a registered class of our equity securities (the "Reporting Persons") to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

        To the best of our knowledge and based solely upon our review of the copies of such reports furnished to us for the fiscal year ended December 25, 2011 and the information provided to us by the Reporting Persons, we believe that all Reporting Persons complied with Section 16(a) during the 2011 fiscal year.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are the Company's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kratos Defense & Security Solutions, Inc., c/o Corporate Secretary, 4820 Eastgate Mall, Suite 200, San Diego, California 92121 or call Investor Relations at (858) 812-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their brokers.

STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2013 proxy statement, a stockholder's proposal must be received by us no later than December 21, 2012 and must otherwise comply with Rule 14a-8 under the Exchange Act.

        Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date on which we first mailed our notice of the meeting for the previous year's annual meeting of stockholders, or not later than the tenth day following the date on which we mail the notice of meeting for the current year if during the prior year we did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year, or in the event of a special meeting. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

        While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2013 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

ANNUAL REPORT

        Our 2011 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2011 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Eric DeMarco President and Chief Executive Officer

02 0000000000 JOB # SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000140765_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Scott Anderson 02 Bandel Carano 03 Eric DeMarco 04 William Hoglund 05 Scot Jarvis 06 Jane Judd 07 Samuel Liberatore KRATOS DEFENSE & SECURITY SOLUTIONS, INC. WELLS FARGO BANK,161 CONCORD EXCHANGE NORTH SOUTH SAINT PAUL, MN 55705 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain 2 To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2012. 3 To approve an amendment to the Company's 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the plan by 900,000 shares. 4 An advisory vote to approve the compensation of our named executive officers. 5 To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. NOTE: In their discretion,the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000140765_2 R1.0.0.11699 KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Annual Meeting of Stockholders May 23, 2012 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com . Kratos Defense & Security Solutions, Inc. This proxy is solicited by the Board of Directors FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012 The undersigned hereby appoints Eric DeMarco and Deanna Lund, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Kratos Defense & Security Solutions, Inc. (Kratos) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Kratos to be held at the offices of Paul Hastings LLP located at 4747 Executive Drive, San Diego, CA 92121 on, May 23, 2012 at 9:00 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSALS 2, 3, 4, AND 5. THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States. Continued and to be signed on reverse side

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FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012
PROPOSAL NO. 1
ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO THE KRATOS DEFENSE & SECURITY SOLUTIONS, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 900,000 SHARES
PROPOSAL NO. 4 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF PROXY MATERIALS
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS